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The following press release was issued by the Concerned Shareholders of RedEnvelope, Inc. on August 16, 2004.

PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT: Arthur B. Crozier
212-750-5837

INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS
REDENVELOPE SHAREHOLDERS ELECT TWO DISSIDENT NOMINEES

  •
  Finds Board Needs Strengthening "In Light Of The Company's Operational Struggles And Shareholder Performance..."

  •
  "Company May Not Have Settled The Issues It Faced During The Prior Holiday Selling Season"

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  Recommends Shareholders Approve Increasing Number Of Directors

NEW YORK, August 16, 2004—The Concerned Shareholders of RedEnvelope, Inc. announced today that Institutional Shareholder Services (ISS), widely recognized as the nation's leading independent proxy voting and corporate governance advisory firm, recommended that RedEnvelope (NASDAQ: REDE) shareholders "... vote the dissident's blue card, "and vote for two of the Concerned Shareholders' director candidates.

By using the dissidents' BLUE proxy card for the August 27, 2004 Annual Meeting, ISS recommends that shareholders vote to return the size of the Board to eight members from six and elect Amy Schoening, former Chief Marketing officer at Gap, Inc, and Robert Perkowitz, President of Paradigm Management who previously held senior positions with Smith+Noble and Cornerstone Brands.

ISS's analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries around the globe.

        ISS believes that these candidates will provide "strong experience in retail, operations and marketing in order to provide additional expertise on the company's strategies and oversight of management execution". The ISS report further stated that "...in light of the company's operational struggles and shareholder performance since going public, the board requires new voices and expertise."

Scott Galloway, a member of the Concerned Shareholders' slate of directors, who is co-founder of RedEnvelope and a current Director not renominated by the incumbent Board, commented: "We are extremely gratified that ISS recognized the real issue in this proxy fight—the need for Directors with retail experience and expertise who can hold management accountable. None of the incumbent slate, with the troubling exception of the CEO, Alison May, has the background to play that role, a role that is absolutely critical in restoring value to REDE shareholders who have suffered a 48% stock price decline since last September's IPO.

"In reaching its conclusion, ISS made two especially important findings: while management says that they have recovered from the 2003 Holiday Season fiasco, they continue to report higher distribution center costs. As ISS notes, "maintaining higher staffing levels during the seasonally slow summer period indicates the company may not have settled the issues it faced during the prior holiday selling season'.

"Second, neither the Concerned Shareholder group, nor ISS finds acceptable management's self-professed inability to find two qualified directors in order to maintain the current 7-member Board, which they are proposing be reduced to six, upon elimination of my seat. The ISS report notes that the Concerned Shareholders were able to find eight such nominees.

"While ISS's recommendation is a black eye for RedEnvelope management and the board, it is very positive for RedEnvelope's shareholders. Bringing Amy Schoening and Robert Perkowitz onto the board would infuse some much needed retail and operational talent and would further the Concerned Shareholders' agenda, which all along has been to create board and management accountability and renew growth at RedEnvelope," Mr. Galloway concluded.

About The RedEnvelope Concerned Shareholders Group

For more information on the Concerned Shareholder investor group led by RedEnvelope founder and board member, Scott Galloway, who has filed a proxy with the SEC to nominate an alternative slate of directors at RedEnvelope's annual meeting on August 27, go to: www.saveredenvelope.com.

###

The following letter was mailed to shareholders beginning August 17, 2004.

Concerned Shareholders of RedEnvelope, Inc.
(www.saveredenvelope.com)

August 17, 2004

Dear Fellow RedEnvelope Shareholder:

We are seeking your support at the August 27, 2004 Annual Meeting. The performance of RedEnvelope and the market's reaction speaks for itself. We have a plan to fix RedEnvelope, and we have the people who can execute that plan. With your support, we believe our Company can reverse its disappointing performance and deliver strong shareholder returns.

RedEnvelope Performance Since IPO

Data Source Reuters Bridge Systems

Today, our stock is worth less than half of what it was worth when the Company went public last Fall. During a period of robust growth in the industry, RedEnvelope failed to meet revenue and profitability targets for fiscal year 2004, and experienced embarrassing operational problems. In the ten months since its IPO, RedEnvelope's shares have plummeted by more than 50%; yet during the same period, the S&P Retail index rose 16%. As we show in our proxy statement, since we went public, peer companies have registered gains over their IPO prices of between 24% and 83%.

With all that in mind, our case for change is simple. We believe:

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  Management's strategy and ineffective Board oversight have resulted in weak performance.

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  The current Board of Directors, configured as a private, VC-funded company, is not the right Board to lead a public retail company.

The Current Board is Attempting to Eliminate Dissent.

One of our members, Director and Company founder Scott Galloway, tried to work with the existing Board to address the poor performance. Our ideas not only were rebuffed, but the Board moved to eliminate dissent, consolidate control and entrench themselves by eliminating Galloway's directorship, and shrinking the Board from eight to six members. Galloway was specifically told that if Board members could not support incumbent management, they should not be on the Board! This is not our vision of corporate governance. We invite all viewpoints so the Board can make fully informed decisions for the benefit of all shareholders.

Please review our proxy materials in detail. You will also find up-to-date information at our website: www.saveredenvelope.com.

Our Board Nominees Have The Right Mix of Retail
and Public Company Experience

We believe that the RedEnvelope Board of Directors must have the right mix of specialty and online retail knowledge, and public company experience. As for the current Board, look at their bios—there is not one single outside Director with operational retail experience. Only one Director has any prior experience on a public company board.

Every one of our nominees brings the right background to RedEnvelope. For example,

  •
  Darius W. Gaskins Jr. has been a member of 10 public company boards and is the former President and CEO of Burlington-Northern Inc. He is a former Chairman of the Interstate Commerce Commission.

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  Amy Schoening served as Chief Marketing Officer at Gap, Inc., whose brands include Gap, Banana Republic and Old Navy.

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  Gregory Shove served as Group Vice President of Commerce (online retail) of America Online.

  •
  Bob Perkowitz served as President for Cornerstone brands, the parent company of catalogs including Frontgate, Territory Ahead, Travelsmith, Garnett Hill and Smith & Noble.

Complete information on our nominees and operational plan can be found in our proxy statement and on the web site: www.saveredenvelope.com.

Institutional Advisor Lends Support

Institutional Shareholder Services ("ISS") is a proxy and corporate governance advisor to hundreds of major institutional investors. After meeting with both management and members of the Concerned Shareholders group, it directed its clients to vote our BLUE proxy card FOR our proposal to increase the size of the Board and FOR two of our nominees. In making its recommendation, ISS cited both "the company's operational struggles and shareholder performance," and the fact that the "company may not have settled the issues it faced during the prior holiday selling season" and concluded that the Board required the expertise our candidates offer.

If you have any questions or need assistance in voting your shares, please contact the firm that is assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Fax: (212) 750-5799
Toll-Free Call: 888-750-5834

Please also look for our updates online at www.saveredenvelope.com.

Thank you for your support,
The Concerned Shareholders

Even if you have already voted management's proxy card,
you have every right to change your mind. Only your latest
dated, signed card will count.

Vote the BLUE Proxy Today!

QuickLinks

INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS REDENVELOPE SHAREHOLDERS ELECT TWO DISSIDENT NOMINEES
RedEnvelope Performance Since IPO
The Current Board is Attempting to Eliminate Dissent.
Our Board Nominees Have The Right Mix of Retail and Public Company Experience
Institutional Advisor Lends Support